Exhibit 10.45

July 22, 2021

Geoff Birkett

Chadds Ford, Pa

Via email: gbirkett@ensysce.com

Dear Geoff:

Ensysce Biosciences, Inc. (the “Company”) is pleased confirm its offer of employment to you on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).

1. Position. Start Date. Your employment will begin September 1, 2021 (or such other date as mutually agreed upon) (“Start Date”). On your Start Date, you will be employed as the Chief Commercial Officer. As the Chief Commercial Officer you shall be responsible for the commercial strategy of the Company under the and subject to the direction of the Chief Executive Officer, and the Company’s board of directors (the “Board”). In addition, due to the size and stage of the company you may be asked to participate in other company activities including strategic management functions, CAB, IR and other administrative matters and are further identified in EXHIBIT A. You agree to devote your full business time and attention to your work for the Company, except as agreed in writing. Except upon the prior written consent of the Board of Directors of the Company (the “Board”), you will not, during your employment with the Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company. You will work at your office located at Chadd Ford, PA, subject to reasonable travel and working remotely on a reasonable basis as agreed to by the Chief Executive Officer.

2. Salary/Compensation. Your initial base salary will be $300,000 per year, less payroll deductions and applicable withholdings, paid on the Company’s normal payroll schedule. Your salary will be reviewed from time to time by the Board or its compensation committee, and may be adjusted in the sole discretion of the Board or its compensation committee.

3. Bonus. You will be eligible to earn an annual performance bonus based on achievement of Company performance objectives to be established by the Board or its compensation committee and provided to you. Your annual target performance bonus will initially be equal to 30% of your base salary, although the amount of any payment will be dependent upon actual performance as determined by the Board or its compensation committee. The bonus system with yearly goals will be initiated at the end of 2021 for the following years benefit plan. Generally, you must be employed by the Company through the date on which bonuses are paid in order to be eligible to receive a bonus. Your annual target performance bonus, if any, shall be paid to you on or before March 15 of the year following the year to which it relates. Your annual target performance bonus percentage is subject to modification from time to time in the discretion of the Board or its compensation committee.

4. Equity Award. Following your Start Date, and subject to approval by the Board of Directors or its compensation committee, you may be granted certain stock options under the Company’s newly formed Equity Incentive Plan (the “Plan”). The stock options shall be granted at the fair market value of the stock on the date of grant in accordance with the Plan and shall be subject to the terms and conditions of the Plan, stock option grant notice and option agreement to be entered into between you and the Company.

5. Benefits. Vacation Time. During your employment with the Company, you will be eligible to participate in the benefits plans made generally available by the Company to its senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. You will be eligible for 3 weeks’ paid vacation in the first year, which is in addition to the paid holidays generally observed by the Company in the United States in accordance with the holiday policy of the Company in effect from time to time. Paid time off will be evaluated yearly by the Company’s compensation committee.

6. At-Will Employment. The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause.

7. Termination. Upon any termination of your employment, you will be deemed to have resigned, and you hereby resign, from all offices and directorships, if any, then held with the Company or any subsidiary. In the event of termination of your employment with the Company, regardless of the reasons for such termination, the Company shall pay your base salary and accrued but unused vacation up to and through the date of termination, less applicable payroll and tax withholdings (the “Accrued Obligations”).

8. Severance. You shall be eligible for the severance benefits described in this Section 8.

a. In the event (i) the Company terminates your employment without Cause (as defined below and other than due to your death or disability), or (ii) you terminate your employment for Good Reason (as defined below), and provided in either case of (i) or (ii) such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) (such termination or resignation, an “Involuntary Termination”), then, in addition to the Accrued Obligations, subject to your obligations below, you shall be entitled to receive an amount equal to three (3) months of your then current base salary (ignoring any decrease in base salary that forms the basis for Good Reason), less all applicable withholdings and deductions, paid on the schedule described below (the “Severance Pay”).

b. The Severance Pay is conditional upon (i) your continuing to comply with your obligations under your PIIA (as defined below); and (ii) your delivering to the Company an executed separation agreement and general release of claims in favor of the Company, in a form attached hereto as EXHIBIT B, within the time period set forth therein, which becomes effective in accordance with its terms, which shall be no later than sixty (60) days following your Separation from Service (the “Release”). The Severance Pay will be paid in equal installments on the Company’s regular payroll schedule over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the sixtieth (60th) day following your Separation from Service. On the sixtieth (60th) day following your Separation from Service, the Company will pay you in a lump sum the amount of the Severance Pay that you would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day, with the balance of the Severance Pay being paid as originally scheduled.

c. “Cause” for purposes of your Severance Pay means (i) your gross negligence or willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company, including without limitation this Agreement and your PIIA; and (v) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.

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d. “Good Reason” for purposes of your Severance Pay means the occurrence at any time of any of the following without your prior written consent: (i) a material reduction in your authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (ii) a material reduction in your base salary (other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions); or (iii) any willful failure or willful breach by the Company of any of its material obligations under this Agreement. For purposes of this subsection, no act, or failure to act, on the Company’s part shall be deemed “willful” unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company’s act, or failure to act, was in the best interest of the Company. In order to terminate your employment under this Agreement for Good Reason, you must (1) provide written notice to the Company within ninety (90) days of the first occurrence of the events described above, (2) allow the Company at least thirty (30) days from such receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, resign from all position you then hold with the Company effective not later than the one-hundred eightieth (180th) day after the initial occurrence of such event.

9. Change in Control. If your Involuntary Termination occurs within one (1) month prior to, or twelve (12) months following a Change in Control (as defined in the Plan), the vesting of all of your outstanding equity awards (including the Options) that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of such Involuntary Termination (or Change in Control, if later).

10. Taxes. All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you.

a. Section 409A. The Severance Pay provided in this Agreement is intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Each installment of Severance Pay is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the Severance Pay is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b) (5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Pay shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death. Except to the minimum extent that payments must be delayed because you are a “specified employee”, all amounts of Severance Pay will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

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b. Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 10(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this this Section 10(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this this Section 10(b), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11. Other. As a condition of employment, you must read, sign and comply with the At-Will, Confidential Information and Invention Assignment Agreement attached hereto as EXHIBIT C (“PIIA”), which (among other provisions) prohibits any unauthorized use or disclosure of Company proprietary, confidential or trade secret information. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. Further, if requested by the Company, this offer is contingent upon your successful completion of a background check to the satisfaction of the Company. If the Company desires that you complete a background check, you will be required to give your consent for the Company, through an outside firm, to complete a criminal background check and verification of information provided on your employment application.

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12. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

13. ACKNOWLEDGMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

14. Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

15. Successors and Assigns. This Agreement is personal to you and shall not be assigned by you. Any purported assignment by you shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

16. Entire Agreement. Please let us know of your decision to join the Company by signing a copy of this Agreement and returning it to us not later than August 15, 2021. This Agreement, together with your PIIA, sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified in any way except in a writing signed by the Company’s Chief Executive Officer (or another duly authorized officer of the Company) upon due authorization by the Board or its compensation committee and you. It shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

[Signature Page follows]

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Sincerely,

/s/ Lynn Kirkpatrick
Lynn Kirkpatrick
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Geoff Birkett
Geoff Birkett

8/21/21
Date

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EXHIBIT A

CHIEF COMMERCIAL OFFICER JOB DESCRIPTION

A company’s Chief Commercial Officer is responsible for overseeing the objectives and implementation of all commercial strategies.

As part of this work, they take the lead in detailing the definition of policies followed by the company on a national commercial level.

Some of the key tasks a Chief Commercial Officer will be expected to perform includes:

●	The analysis of activity within the company’s industry to develop the best and most effective business plans and establish realistic and meaningful Key Performance Indicators.

●	Manage the commercial and sales team while being heavily involved in the motivation, drive and development of new talent within the organization.

●	Implementing and maintain sales processes designed to achieve specific sales objectives.

●	Provide eventual financial and revenue support to the rest of the company.

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EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

I enter into this Separation Agreement and Release (the “Release”) pursuant to Section 8 of the Offer Letter Agreement between Ensysce Biosciences, Inc.. (the “Employer”), and me dated February 4, 2021 (the “Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to the payments and benefits pursuant to Section 8 of the Agreement. I therefore agree to the following terms:

1. Release of Claims. I voluntarily release and forever discharge the Employer, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, stockholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

●	relating to my employment by the Employer and/or any affiliate of the Employer and the termination of my employment;

●	of wrongful discharge;

●	of breach of contract;

●	of retaliation or discrimination under federal, state or local law (including, without limitation,

●	Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of any form of discrimination or retaliation that is prohibited by the California Fair Employment and Housing Act;

●	under any other federal or state statute;

●	of defamation or other torts;

●	of violation of public policy;

●	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits (except for such wages, bonuses, incentive compensation, stock, stock options, vacation pay or other compensation or benefits otherwise due to me under the Agreement); and

●	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

I agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Release, under any ongoing Company benefit plans or for indemnification under any indemnification agreement, the Company’s Bylaws or applicable law. This release does not release claims that cannot be released as a matter of law, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment

Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company; my release of claims herein bars me from recovering such monetary relief from the Company).

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I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release. I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Release.

2. Ongoing Obligations. I reaffirm my ongoing obligations under the Agreement, including without limitation my obligations under Section 11 with respect to the Proprietary Information and Invention Assignment Agreement.

3. No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.

4. Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period of twenty-one (21) days from the date when it is tendered to me. In the event that I executed this Release within less than twenty-one (21) days, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, I shall deliver a signed Release to the Employer’s General Counsel within such twenty-one (21) day period; provided that I acknowledge that the Employer may change the designated recipient by notice. For a period of seven (7) days from the date when I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the Employer’s General Counsel or other Employer-designated recipient on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

5. California Civil Code Section 1542. I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I, being aware of said code section, agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

6. Other Terms.

(a) Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b) Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c) Amendment. This Release may be amended only upon a written agreement executed by the Employer and me.

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(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California, without giving effect to the conflict of laws principles of such State. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Employer or me.

(f) Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Employer or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

Employee, MD	Date

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EXHIBIT C

AT-WILL, CONFIDENTIAL INFORMATION AND ASSIGNMENT OF INVENTIONS
AGREEMENT

As a condition of my being retained as an employee (or my employee relationship being continued) by Ensysce Biosciences, Inc. (the “Company” or “Ensysce”), a Delaware corporation, and in consideration of my employee relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employee Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in an employee relationship with, or the duration of my employee relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employee relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Duties. I will perform for the Company such duties as were designated by the Company in my Offer Letter of employment. During the Relationship, I will devote my commercially reasonable efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the interests of the Company without the prior written consent of the Company.

3. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

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(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. A list of Patents of which I am inventor as of the date of this agreement is appended.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5. Inventions.

(a) Assignment of Inventions. I agree that I will promptly make full written disclosure to Ensysce , will hold in trust for the sole right and benefit of Ensysce, and hereby assign to Ensysce , or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of and directly related to my Relationship with the Company (collectively referred to as “Inventions”). I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by such amounts paid to me under the Relationship.

(b) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to Ensysce at the time of termination of my Relationship with the Company as provided for in Section 6.

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(c) Patent and Copyright Rights. I agree to assist Ensysce , or its designee, at its expense, in every proper way to secure Ensysce ‘s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Ensysce or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Ensysce or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Ensysce or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Ensysce or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Ensysce or its designee as above, then I hereby irrevocably designate and appoint Ensysce and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Ensysce or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Ensysce or such designee.

6. Company Property: Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7. Solicitation of Employees. Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct her/his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

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(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws.

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:	EMPLOYEE:

ENSYSCE BIOSCIENCES, INC.	__________________________, an Individual

By:
Lynn Kirkpatrick, C.E.O.	Name:

Date: ___________________________, 2021	Date: ___________________________, 2021

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